SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

Bob Evans Farms, Inc.

(Name of Registrant as Specified In Its Charter)

Sandell Asset Management Corp.

Thomas E. Sandell

Castlerigg Master Investments Ltd.

Castlerigg International Limited

Castlerigg International Holdings Limited

Castlerigg Offshore Holdings, Ltd.

Castlerigg Merger Arbitrage and Equity Event Intermediate Fund, L.P.

Castlerigg Merger Arbitrage and Equity Event Fund, Ltd.

Castlerigg Merger Arbitrage and Equity Event Master Fund, Ltd.

Castlerigg Active Investment Fund, Ltd.

Castlerigg Active Investment Intermediate Fund, L.P.

Castlerigg Active Investment Master Fund, Ltd.

Pulteney Street Partners, L.P.

Douglas N. Benham

Charles M. Elson

David W. Head

C. Stephen Lynn

Annelise T. Osborne

Aron I. Schwartz

Michael Weinstein

Lee S. Wielansky

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SANDELL RESPONDS TO THE MISINFORMATION PROPOGATED BY BOB EVANS

New Sandell Presentation Highlights the Company’s Distortions

Shareholders Should Not Be Misled by the Company’s Excuses and Misstatements of the Facts

New York – August 4, 2014 – Sandell Asset Management Corporation (“Sandell”), one of the largest shareholders of Bob Evans Farms, Inc. (“Bob Evans” or the “Company”), has released a new presentation entitled “Refresh Bob Evans - Addressing the Company’s Misinformation,” which can be found at www.refreshbobevans.com.

In this new presentation, Sandell highlights many aspects of the Company’s frequent provision of misinformation, including:

  The Company’s cherry-picking of pricing dates, which correspond with Sandell’s acquisition of shares in the open market and behind the scenes efforts to encourage change at the Company from April through September of 2013, in order to obscure the Company’s dramatic stock price underperformance both prior to and subsequent to this period. We remind all shareholders that the Company’s stock price performance has been nothing short of abysmal, as Bob Evans has under-performed its own selected peer group, as well as many other peers, over a 1-year, 3-year, 5-year, and 10-year time period.

  The attempt by Bob Evans to camouflage the abysmal returns realized by the Company’s $120 million Farm Fresh Refresh program by presenting relative rather than actual Year-One same store sales data and conveniently neglecting to present same store sales data in Year-Two for stores that had been remodeled.  Furthermore, according to the Company’s own guidance, same store sales in 1Q FY2015 are expected to decline by -2.5% to -3.0%, a period when the entire Company's restaurants have been refreshed and winter weather can in no way be blamed.

  The Company’s shameful attempt to claim its SG&A expense as a % of sales are "more in line with the peer average" by virtue of Bob Evans distorting the ratio of SG&A expense as a % of sales by excluding costs associated with BEF Foods in the numerator while including BEF Foods sales in the denominator, a ploy that in our opinion insults the collective intelligence of the Company’s shareholders.

    Sandell believes it particularly important to note that the Company’s SG&A expense as a % of sales is inflated at both Bob Evans Restaurants as well as BEF Foods. To wit, SG&A expense as a % of sales at the Bob Evans Restaurant segment, both exclusive and inclusive of advertising expense, is far in excess of peers. SG&A expense as a % of sales at BEF Foods is more than double that of its two primary competitors, Hillshire and Hormel. We further highlight the fact that the Company does not disclose corporate overhead but rather allocates it as it sees fit between the two segments. We believe this may explain why the Company has steadfastly refused to separate BEF Foods, as the Company’s bloated corporate overhead would appear even more inflated at a Company with a smaller revenue base.

  The repeated attempts by Bob Evans to pass off its stale, entrenched, and conflicted Board of Directors as “independent” when the majority of current Directors on the Board have numerous connections both to Steven Davis as well as amongst themselves. We note that the majority of current Directors authorized an improper Bylaw amendment which was only repealed after two shareholders filed suit in Delaware.

  We highlight the fact that six Directors up for election (Davis, Gasser, Ingram, Krueger, Mallesch, Williams) and eight Directors currently on this Board (Corbin, Davis, Gasser, Ingram, Krueger, Lucas, Mallesch, Williams) since FY2008 presided over a shocking destruction of value at Mimi’s Café, apparently subjecting the business to a review each and every quarter for over 20 consecutive quarters while Mimi’s suffered five straight years of same store sales declines before deciding to sell it in FY2013 for a loss of $157 million, or 86% of its purchase price. We note that the new President of Mimi’s put in place by its new owners cited “mismanagement from its previous owners” as the reason behind Mimi’s decline.

Our Nominees

Despite what the Company claims, the Bob Evans 2014 Annual Meeting is not about any specific transaction. It is fundamentally about the credibility of directors to represent the best interests of shareholders.

Bob Evans needs fresh, highly-qualified Board members who are able to provide effective management oversight and bring new perspectives and ideas to the Company. This is why we have proposed a slate of eight director nominees (the “Nominees”) who represent forward-thinking, truly independent executives – none of whom is affiliated with Sandell – and possess a diversity of background and experience that will allow the new board to effect change that we believe would deliver significant shareholder value:

•	Doug Benham, the former President and CEO of Arby’s Restaurant Group
•	Charles Elson, the Director of the John L. Weinberg Center for Corporate Governance at the University of Delaware

•	David Head, the former President and CEO of O’Charley’s Inc.

•	Steve Lynn, the former Chairman and CEO of Sonic Corporation
•	Annelise Osborne, a Senior Credit Officer at Moody’s Investor Service

•	Aron Schwartz, a Managing Partner at ACON Investments, L.L.C.

•	Michael Weinstein, the former CEO of Triarc Beverage Group (Snapple Beverage Group)

•	Lee Wielansky, the Chairman and CEO of Midland Development Group

We note that of these eight Nominees, three are former CEOs of large restaurant companies with decades of relevant industry experience, and each of these eight Nominees possesses a skill set that we see as necessary to deliver value to the stockholders of Bob Evans. We believe that these Nominees are significantly more qualified than the entrenched legacy Directors the Company is proposing as part of its slate, as well as the three Directors recently added by the Company, none of whom have any meaningful restaurant industry experience.

We believe the time has come for accountability and comprehensive change at Bob Evans. If elected, the Nominees will work with any incumbent members of the Board that stay in office as a cohesive team, drawing upon each of their unique skills as they seek to effect positive change that we believe should encompass improvements to the Company’s operational, financial, and strategic policies. The Nominees will bring desperately needed new insight, operational expertise, and a fresh perspective to the Board and will embrace the highest standards of governance.

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About Sandell Asset Management Corp.
Sandell Asset Management Corp. is a leading private, alternative asset management firm specializing in global corporate event-driven, multi-strategy investing with a strong focus on equity special situations and credit opportunities. Sandell Asset Management Corp. was founded in 1998 by Thomas E. Sandell and has offices in New York and London, including a global staff of investment professionals, traders and infrastructure specialists.

Contact:

Sandell Asset Management Corp.

Adam Hoffman, 212-603-5814

MacKenzie Partners, Inc.

Dan Burch or Larry Dennedy, 212-929-5500

Sloane & Company

Elliot Sloane, 212-446-1860 or Dan Zacchei, 212-446-1882

SANDELL ASSET MANAGEMENT CORP., CASTLERIGG MASTER INVESTMENTS LTD., CASTLERIGG INTERNATIONAL LIMITED, CASTLERIGG INTERNATIONAL HOLDINGS LIMITED, CASTLERIGG OFFSHORE HOLDINGS, LTD., CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT FUND, LTD., CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT INTERMEDIATE FUND, L.P., CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT MASTER FUND, LTD., CASTLERIGG ACTIVE INVESTMENT FUND, LTD., CASTLERIGG ACTIVE INVESTMENT INTERMEDIATE FUND, L.P., CASTLERIGG ACTIVE INVESTMENT MASTER FUND, LTD., PULTENEY STREET PARTNERS, L.P. AND THOMAS E. SANDELL (COLLECTIVELY, "SANDELL") AND DOUGLAS N. BENHAM, CHARLES M. ELSON, DAVID W. HEAD, C. STEPHEN LYNN, ANNELISE T. OSBORNE, ARON I. SCHWARTZ, MICHAEL WEINSTEIN AND LEE S. WIELANSKY (TOGETHER WITH SANDELL, THE "PARTICIPANTS") HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF BOB EVANS FARMS, INC. (THE "COMPANY") IN CONNECTION WITH THE COMPANY’S 2014 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY SANDELL, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, MACKENZIE PARTNERS, INC., SANDELL'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (800) 322-2885.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY SANDELL ASSET MANAGEMENT CORP. WITH THE SEC ON JULY 15, 2014. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

Cautionary Statement Regarding Opinions and Forward-Looking Statements

Certain information contained herein constitutes “forward-looking statements” with respect to Bob Evans Farms, Inc. ("Bob Evans"), which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “should,” "could," “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks, uncertainties and assumptions, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. The opinions of Sandell Asset Management Corp. ("SAMC") are for general informational purposes only and do not have regard to the specific investment objective, financial situation, suitability or particular need of any specific person, and should not be taken as advice on the merits of any investment decision. This material does not recommend the purchase or sale of any security. SAMC reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. SAMC disclaims any obligation to update the information contained herein. SAMC and/or one or more of the investment funds it manages may purchase additional Bob Evans shares or sell all or a portion of their shares or trade in securities relating to such shares.